FOR IMMEDIATE RELEASE

KEARNY FEDERAL SAVINGS BANK TO ACQUIRE
ATLAS BANK, BROOKLYN, NEW YORK

    FAIRFIELD, NEW JERSEY AND BROOKLYN, NEW YORK, January 30, 2014 — Kearny Financial Corp. (NASDAQ GS: KRNY), (the “Company”), the holding company for Kearny Federal Savings Bank (“Kearny”), and Atlas Bank (“Atlas”), today announced the execution of a merger agreement pursuant to which Atlas will merge with and into Kearny.  The acquisition will add Atlas’s offices in Brooklyn and Staten Island, New York to Kearny’s 41 branch network located throughout northern and central New Jersey.  Atlas’s existing branch offices are expected to operate under the name, “Atlas Bank, a division of Kearny Federal Savings Bank,” for at least a year following the merger.

    Under the terms of the merger agreement, depositors of Atlas will become depositors of Kearny and will have the same rights and privileges in Kearny MHC, the mutual holding company parent of the Company, as if their accounts had been established in Kearny on the date established at Atlas.  As part of the transaction, Kearny Financial Corp. will issue additional shares of its common stock to Kearny MHC in an amount equal to the fair value of Atlas as determined by an independent appraiser.  These shares are expected to be issued immediately prior to completion of the merger.  In addition, Kearny and The Kearny Federal Savings Charitable Foundation will support the charitable organizations serving the communities served by Atlas.

    Craig L. Montanaro, President and Chief Executive Officer of Kearny Financial Corp., stated, “We are extremely excited about our partnership with Atlas Bank.  While we have had a lending presence in the Brooklyn and Staten Island markets, this transaction provides us with an excellent platform to further grow and diversify our franchise there.  This will be achieved by delivering on our value proposition of providing superior customer service coupled with our rich history of investing in the communities we serve.”

    “We’ve always focused on our community and the needs of our banking clients,” said Danuta Sieminski, President of Atlas. “We feel strongly that this merger is an excellent opportunity for us to expand and enhance the financial products and services available to our customers and the communities we serve.  Partnering with Kearny will allow us to continue to provide our customers with a high level of personalized service and local decision-making while preserving our values and our community bank culture.”

    The transaction, which has been approved by the boards of directors of both Atlas and Kearny, is expected to close in the second or third quarter of 2014.  The transaction is subject to certain conditions, including approval by Atlas’s depositors and customary regulatory approvals.

    Spidi & Fisch, PC, Washington, D.C., acted as legal counsel and FinPro Capital Advisors, Inc. acted as financial advisor to Kearny.   Kilpatrick Townsend & Stockton LLP acted as legal counsel and Sandler O’Neill + Partners, L.P. acted as financial advisor to Atlas.

About Kearny Federal Savings Bank and Atlas Bank

Kearny Financial Corp. is the parent company of Kearny Federal Savings Bank. Kearny Federal Savings Bank operates from its administrative offices in Fairfield, New Jersey with 41 other branches in Northern and Central New Jersey including 14 branches operating under the “Central Jersey Bank, a division of Kearny Federal Savings Bank” brand. Kearny is a full service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market areas.  At December 31, 2013, Kearny had approximately $3.2 billion in total assets.

Atlas Bank is headquartered in Brooklyn, New York with an office on Staten Island.  At December 31, 2013, Atlas Bank had approximately $113 million in total assets.

Forward-Looking Statements

This news release contains forward-looking statements.  Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made.   Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Kearny Financial Corp. or Atlas anticipated in its forward-looking statements and future results could differ materially from historical performance.  Factors that could cause or contribute to such differences include, but are not limited to: increased economic pressures; increased competition, interest rate or legislative or regulatory changes; that completion of the transaction could take longer than expected; that prior to the completion of the transaction or thereafter, Kearny Financial Corp.’s and Atlas’s respective businesses may not perform as expected; that required regulatory, member or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers to the transaction; and diversion of management time on merger-related issues.  Neither Kearny Financial Corp. nor Atlas assume any duty and do not undertake to update forward-looking statements.

Contact Information

For Kearny Financial Corp.:

Craig L. Montanaro
President and Chief Executive Officer
(973) 244-4510

For Atlas Bank:

Danuta Sieminski
President and Chief Executive Officer
(718) 768-7829